Elisabeth DeMarse Named CEO and President  of TheStreet

NEW YORK (March 9, 2012) – TheStreet (NASDAQ: TST), a leading digital financial media company, today announced the appointment of Elisabeth DeMarse  as Chief Executive Officer and President of the Company, effective today.  She is also joining the Company’s Board of Directors.

“We are thrilled to announce that Elisabeth will be leading the Company in the next phase of its growth,” said Woody Marshall, Chairman of TheStreet.  “Elisabeth is an ideal fit for this key role at the Company – a highly experienced and tremendously skilled digital media executive with a deep background in the financial information vertical.  She previously served as CEO of Bankrate and CreditCards.com, successfully growing both businesses, after a long and distinguished career at Bloomberg.  She also has served on the boards of a number of successful digital media companies.  We look forward to Elisabeth providing both strategic vision and a proven ability to execute, and taking TheStreet to a new level of success.”

“TheStreet has a fantastic collection of assets,” said Ms. DeMarse.  “It is a pioneer in the field with a strong and recognized brand and has a unique position as a nimble, independent, purely digital player in a high-value media vertical.  Moreover, the Company immensely benefits from the many contributions of its founder and director, Jim Cramer, a true market savant who is certainly the most recognized personality in financial media.  The demand for trusted financial information, news and advice has never been stronger. TheStreet’s strong balance sheet, plus the favorable operating characteristics of the subscription and media models, are a winning platform for growth and delivering shareholder value.”

“I’d also like to express again our appreciation to Daryl Otte, who has served as our Chief Executive Officer since 2009 and as a director since 2001,” said Mr. Marshall.  “In the past three years, Daryl has put in place many of the foundations for the Company’s future growth, and we wish him well,” Mr. Marshall concluded.

About TheStreet

TheStreet, Inc. is a leading digital financial media company that distributes its content through online, social media, tablet and mobile channels. The Company’s network of brands include: TheStreet, RealMoney, RealMoney Pro, Stockpickr, Action Alerts PLUS, Options Profits, ETF Profits, Chat on TheStreet, MainStreet and Rate-Watch. For more information on TheStreet’s business, visit www.t.st. For financial and business news, actionable trading ideas, stock quotes and more, visit TheStreet.com via your web browser, follow TheStreet on Facebook and Twitter, visit TheStreet.mobi from your mobile device and access TheStreet through all major tablet platforms.

All statements contained in this press release other than statements of historical facts are deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in the forward-looking statements.  All forward-looking statements contained herein are made as of the date of this press release.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences.  The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:
Davia Temin and Suzanne Oaks
Temin and Company
212 588 8788
news@teminandco.com